Exhibit 5.1

Jeffrey M. Taylor Chief SEC & Corporate Governance Counsel and Assistant Secretary 1025 Laurel Oak Road, Voorhees, NJ 08043 P:(856) 309-4577 F: (856) 346-5899 Jeffrey.M.Taylor@amwater.com

August 4, 2017

American Water Works Company, Inc.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

Re:	American Water Works Company, Inc.
Registration Statement on Form S-8 Relating to the American Water Works Company, Inc. and its Designated
Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan

Ladies and Gentlemen:

I am the Chief SEC & Corporate Governance Counsel and Assistant Secretary of American Water Works Company, Inc., a Delaware corporation (the “Company”). This opinion is being rendered in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 2,000,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), issuable under the American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan (the “Plan”). I have examined the Plan, the Registration Statement, the Company’s Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, and such other certificates, records, statutes and documents as I have deemed relevant in rendering this opinion.

As to matters of fact, I have relied on representations of officers of the Company. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.

Based upon the foregoing, it is my opinion that the shares of Common Stock to be issued by the Company to participants under the Plan, when, and if, issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

The opinion set forth above is limited to the General Corporation Law of the State of Delaware. This opinion is effective only as of the date hereof. I do not assume responsibility for updating this opinion as of any date subsequent to the date hereof, and I assume no responsibility to advise of any changes with respect to applicable law or any other matters referenced in this letter that may occur subsequent to the date hereof.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Jeffrey M. Taylor

Jeffrey M. Taylor